Exhibit 99.1

 April 26, 2013

News Release

FOR IMMEDIATE RELEASE

For more information contact:

Susan K. Still, President and CEO, 540-278-1705

Charles W. Maness, Jr. Executive Vice President and CFO, 540-278-1702

HomeTown Bankshares Reports Solid Increase in First Quarter Operating Results

Roanoke, VA

For the first quarter of 2013, the HomeTown Bankshares Corporation generated a solid increase in net income. Net income grew 21% to $525,000, or $0.11 per diluted common share, compared to net income of $435,000, or $ 0.09 per diluted common share, earned in the comparative 2012 first quarter. The 2012 results exclude the one-time deferred tax benefit of $2.925 million realized on January 1, 2012. Deferred tax assets represent future potential tax deductions that result from timing differences between tax laws and generally accepted accounting principles (GAAP). Recognition of the deferred tax assets added $.90 per share for total earnings per share of $.99 for the quarter ended March 31, 2012.

The improvement in earnings in 2013 was primarily attributed to a $223,000 reduction in interest expense with a $65,000 reduction in the provision for credit losses and a $55,000 increase in non-interest income. The increase in non-interest income was associated with an increase in ATM and interchange income as well as increased mortgage brokerage fees and title insurance revenue. These improvements were partially offset by an increase in non-interest expenses, specifically higher salaries and employee benefits due to fewer deferrals of loan origination costs.

According to Susan Still, President and CEO, “Continued, steady improvement in the Company’s net interest margin and credit quality enhanced the first quarter operating performance for 2013.” Ms. Still commented, “We are especially pleased with the continued growth in lower cost demand deposits and a corresponding reduction in interest expense that contributed to the solid increase in earnings during the first quarter of 2013. We are also very pleased that the positive trends that were established in 2011 and 2012 continued to be realized during the first quarter of 2013 as we remain focused on growing the balance sheet and net income while continuing to improve loan quality,” said Ms. Still.

Forward-Looking Statements:

Certain statements in this press release may be “forward-looking statements.” Forward-looking statements are statements that include projections, predictions, expectations or beliefs about future events or results that are not statements of historical fact and that involve significant risks and uncertainties. Although the Company believes that its expectations with regard to forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of its business and operations, there can be no assurance that actual results will not differ materially from any future results implied by the forward-looking statements. Actual results may be materially different from past or anticipated results because of many factors, some of which may include changes in economic conditions, the interest rate environment, legislative and regulatory requirements, new products, competition, changes in the stock and bond markets and technology. The Company does not update any forward-looking statements that it may make.

(See Attached Financial Statements for quarter ending March 31, 2013)

HomeTown Bankshares Corporation
Consolidated Balance Sheets
March 31, 2013 and December 31, 2012
	Unaudited
In Thousands, Except Share and Per Share Data	3/31/2013	12/31/2012
Assets
Cash and due from banks	$12,456	$9,812
Federal funds sold	47	196
Securities available for sale, at fair value	65,453	63,466
Restricted equity securities, at cost	2,358	2,591
Loans, net of allowance for loan losses of $3,799 in 2013 and $3,790 in 2012	273,460	271,147
Property and equipment, net	10,037	9,754
Other real estate owned, net of valuation allowance of $570 in 2013 and $575 in 2012	9,440	8,938
Deferred tax asset, net	1,148	1,338
Accrued income	1,563	1,590
Prepaid FDIC insurance	-	5
Other assets	983	1,614
Total assets	$376,945	$370,451

Liabilities and Stockholders’ Equity
Deposits:
Noninterest-bearing	$35,194	$32,627
Interest-bearing	284,121	277,370
Total deposits	319,315	309,997
Short term borrowings	663	216
Federal Home Loan Bank borrowings	19,000	22,000
Accrued interest payable	294	332
Other liabilities	730	1,187
Total liabilities	340,002	333,732

Commitments and contingencies	—	—

Stockholders’ Equity:
Preferred stock, $1,000 par value; 10,000 shares of series A and 374 shares of series B authorized, issued and outstanding at March 31, 2013 and December 31, 2012	10,374	10,374
Discount on preferred stock	(122)	(142)
Common stock, $5 par value; authorized 10,000,000 shares, issued and outstanding 3,270,299 (includes 27,846 restricted shares) at March 31, 2013, and 3,262,518 (includes 25,896 restricted shares) at December 31, 2012	16,167	16,167
Surplus	15,494	15,487
Retained deficit	(6,215)	(6,587)
Accumulated other comprehensive income	1,245	1,420
Total stockholders’ equity	36,943	36,719
Total liabilities and stockholders’ equity	$376,945	$370,451

HomeTown Bankshares Corporation
Consolidated Statements of Income Three Months Ended March 31, 2013 and 2012
	For the Three Months Ended
	March 31,	March 31,
In Thousands, Except Share and Per Share Data	2013	2012
	(Unaudited)	(Unaudited)
Interest income:
Loans and fees on loans	$3,475	$3,378
Taxable investment securities	332	472
Nontaxable investment securities	23	3
Federal funds sold	-	4
Dividends on restricted stock	25	18
Other interest income	10	11
Total interest income	3,865	3,886

Interest expense:
Deposits	476	640
Preferred stock dividends	-	38
Other borrowed funds	94	115
Total interest expense	570	793
Net interest income	3,295	3,093
Provision for loan losses	125	190
Net interest income after provision for loan losses	3,170	2,903

Noninterest income:
Service charges on deposit accounts	68	74
ATM and interchange income	74	47
Mortgage loan brokerage fees	80	74
Gain on sales of investment securities	2	-
Other income	93	67
Total noninterest income	317	262

Noninterest expense:
Salaries and employee benefits	1,376	1,227
Occupancy and equipment expense	320	325
Data processing expense	191	167
Advertising and marketing expense	140	120
Professional fees	136	89
Bank franchise taxes	51	36
FDIC insurance expense	142	121
Loss on sales and writedowns of other real estate owned	2	3
Other real estate owned expense	52	105
Directors' fees	53	56
Other expense	237	258
Total noninterest expense	2,700	2,507
Net income before income taxes	787	658
Income tax expense (benefit)	262	(2,702)
Net income	525	3,360
Dividends declared on preferred stock	133	133
Accretion of discount on preferred stock	20	19
Net income available to common shareholders	$372	$3,208

Earnings per common share, basic and diluted	$0.11	$0.99
Weighted average common shares outstanding, basic and diluted	3,265,285	3,250,074